Exhibit 23.4

[●], 2023

To: SU Group Holdings Limited (the “Company”)

Unit 01 – 03, 3/F, Billion Trade Centre
31 Hung To Road, Kwun Tong
Kowloon, Hong Kong

Dear Sirs or Madams:

We understand that the Company plans to file registration statement on Form F-1 (File No.: 333-[●]), including all amendments or supplements thereto (the “Registration Statement”), with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Company’s proposed initial public offering of 1,250,000 ordinary shares (the “Ordinary Shares”) of the Company and the proposed listing of the Ordinary Shares on the NASDAQ Capital Market.

We hereby consent to the use of this letter in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our firm in such Registration Statement.

Yours faithfully,

HAN KUN LAW OFFICES